EXHIBIT 99.1


News
For Immediate Release                                 SILGAN HOLDINGS INC.
                                                      4 Landmark Square
                                                      Suite 400
                                                      Stamford, CT  06901

                                                      Telephone: (203) 975-7110
                                                      Fax:       (203) 975-7902


                                                          Contact:
                                                          Robert B. Lewis
                                                          (203) 406-3160




             SILGAN HOLDINGS ANNOUNCES ACQUISITION OF PLASTIC TUBE
                     MANUFACTURING ASSETS OF AMCOR PLASTUBE


STAMFORD, CT, September 15, 2004 -- Silgan Holdings Inc. (Nasdaq:SLGN) today announced that it has acquired the plastic tube manufacturing assets of Amcor Plastube Inc. located in Breinigsville, Pennsylvania. These acquired assets complement the Company's successful acquisition of Thatcher Tubes in January 2003, and expand the Company's manufacturing capacity for plastic tubes for personal care products by approximately 30 percent. The purchase price for the assets was $5.5 million plus approximately $2.2 million for net working capital consisting primarily of inventory.

The Company also stated that this acquisition would have no effect on its expectation to reduce its debt by at least $75 million in 2004.

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SILGAN HOLDINGS
September 15, 2004
Page 2



Silgan Holdings is a leading North American manufacturer of consumer goods packaging products with annual sales of approximately $2.3 billion in 2003. Silgan operates 61 manufacturing facilities in the U.S. and Canada. In North America, the Company is the largest supplier of metal containers for food products and a leading supplier of plastic containers for personal care products and of metal and plastic closures for food and beverage products.

Statements included in this press release which are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. Such forward looking statements are made based upon management's expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company's Annual Report on Form 10-K for 2003 and other filings with the Securities and Exchange Commission. Therefore, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward looking statements.

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